EXHIBIT 99.1
ANCESTRY.COM INC. REPORTS STRONG GROWTH FOR 2009
— Total Revenue Up 14% for Full Year 2009 —
— Revenue Increase Driven by 17% Revenue Growth in Ancestry.com Web Sites —
— Q4 2009 Adjusted EBITDA Increased 38% —
— FY09 GAAP EPS $0.51, Compared to First Call at $0.36 and Up From $0.06 in FY08 —
PROVO, Utah, February 18, 2010 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the fourth quarter and full year ended December 31, 2009.
“Our strong financial results capped a year of great milestones for Ancestry.com,” said Tim Sullivan, Chief Executive Officer, Ancestry.com. “We surpassed 1 million subscribers to our flagship service; generated record revenue and net income; expanded our margins; and successfully completed our initial public offering. The outlook for continued subscriber growth in 2010 appears healthy across all markets, supported by accelerated investments in product enhancements and continued investments in content, as well as increased visibility of both our company and the family history research category via such television programs as NBC’s Who Do You Think You Are?, slated to air in March.”
Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,066,000 as of December 31, 2009, a 17% increase over 2008.
•	Subscriber additions were 165,000 in Q4 2009, a 15% increase over Q4 2008.
•	Monthly Subscriber Churn[1] decreased to 3.6% in Q4 2009 compared to 4.0% in Q4 2008 and flat with 3.6% in Q3 2009.
•	Subscriber acquisition cost[2] in Q4 2009 was $85.21, compared to $79.26 in Q4 2008 and $70.55 in Q3 2009, reflecting investments in new television commercials for both our domestic and international markets.
•	Average Monthly Revenue per Subscriber[3] in Q4 2009 was $16.67, compared to $16.45 in Q4 2008 and $16.48 in Q3 2009.
Fourth Quarter and Full Year 2009 Financial Highlights
Total revenue for the fourth quarter of 2009 was $60.1 million, an increase of 14.6% over $52.4 million in the prior year period, led by growth in our core Ancestry.com Web sites of 17.4%. For the full year 2009, total revenue was $224.9 million, up 13.8% over the full year 2008. Had average exchange rates remained the same in both periods, our reported revenues would have been approximately 3% higher for the quarter and 4% higher for the full year.
Operating income for the fourth quarter of 2009 was $8.8 million, compared to $0.8 million in the prior year period. For the full year 2009, operating income was $32.0 million, compared to $15.7 million in 2008.
Adjusted EBITDA4 for the fourth quarter of 2009 was $18.7 million, compared to $13.6 million in the fourth quarter of 2008. Adjusted EBITDA margin for the fourth quarter of 2009 was 31.1%, compared to 25.9% in the fourth quarter of 2008. The increase in adjusted EBITDA reflects the operating leverage inherent in our business model. For the full year 2009, adjusted EBITDA was $71.6 million, compared to $62.6 million in 2008. Adjusted EBITDA margin for the full year 2009 was 31.8%, up from 31.7% for the full year 2008. Adjusted EBITDA includes an expense related to a legal settlement in the third quarter of 2009 of $2.3 million.
Net income was $9.1 million, or $0.20 per fully diluted share, for the fourth quarter of 2009 compared to a net loss of $(1.1) million, or $(0.03) per fully diluted share, in the fourth quarter of 2008. For the full year 2009, net income was $21.3 million, or $0.51 per fully diluted share, compared to $2.4 million, or $0.06 per fully diluted share, in 2008.
Income taxes The Company recorded a tax benefit in the fourth quarter of 2009 of $5.2 million related to the use of net operating losses, resulting in a net benefit of $1.6 million in the fourth quarter.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter. To arrive at monthly churn, we divide the results by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by total subscriber additions in the period.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the period from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the period, divided by the number of months in the period. The average number of subscribers for the period is calculated by taking the average of the beginning and ending number of subscribers for the period.

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

Stock-based compensation was $1.2 million for the fourth quarter of 2009, flat with the prior year period. For the full year 2009, stock-based compensation was $5.5 million, compared to $4.7 million in the full year 2008.
Free cash flow5 totaled $29.6 million in 2009 compared to $31.7 million in the prior year, with higher adjusted EBITDA offset by an increase in cash paid for income taxes.
Balance sheet As of December 31, 2009, cash, cash equivalents, and short-term investments were $100.3 million and total debt was $100.0 million.
Business Outlook
The Company’s financial and operating expectations for the first quarter and full year 2010 are as follows:
First Quarter 2010
•	Revenue in the range of $61.0 to $62.0 million
•	Adjusted EBITDA in the range of $15.5 to $16.0 million
•	Ending subscribers of approximately 1,135,000
Full Year 2010
•	Revenue in the range of $250 to $255 million
•	Adjusted EBITDA in the range of $83 to $85 million
•	Ending subscribers in the range of 1,200,000 to 1,225,000
Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). A live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 800-967-7187 (within the United States), or 719-457-2658 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Wednesday, February 24, 2010. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 5594199. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock based compensation and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and is increasingly using free cash flow as measures of operating performance; as factors when determining management’s incentive compensation; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, has digitized and put online over four billion records over the past 13 years. Ancestry users have created over 13 million family trees containing nearly 1.4 billion profiles. Ancestry.com has local Web sites directed at nine countries, including its flagship Web site at http://www.ancestry.com.

[5]	Free Cash Flow subtracts from adjusted EBITDA capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense.

Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Factors that could materially affect actual results, levels of activity, performance or achievements, and our ability to execute on our business strategy include those listed under the caption “Risk Factors” of the Ancestry.com Prospectus dated November 4, 2009.
We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Ancestry.com Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
Revenues:
Subscription revenues	$47,775	$55,201	$181,391	$207,707
Product and other revenues	4,658	4,908	16,200	17,195

Total revenues	52,433	60,109	197,591	224,902
Costs of revenues:
Cost of subscription revenues	10,488	10,428	38,187	40,183
Cost of product and other revenues	2,135	1,927	5,427	6,140

Total cost of revenues	12,623	12,355	43,614	46,323

Gross profit	39,810	47,754	153,977	178,579
Operating expenses:
Technology and development	9,501	9,546	33,206	36,236
Marketing and advertising	15,707	17,399	52,341	61,625
General and administrative	7,896	7,971	28,931	32,540
Amortization of acquired intangible assets	5,947	4,052	23,779	16,217

Total operating expenses	39,051	38,968	138,257	146,618

Income (loss) from operations	759	8,786	15,720	31,961
Interest expense	(3,028)	(1,355)	(12,355)	(6,139)
Interest income	240	46	872	792
Other income (expense), net	10	7	(8)	21

Income (loss) before income taxes	(2,019)	7,484	4,229	26,635
Income tax (expense) benefit	903	1,587	(1,845)	(5,340)

Net income (loss)	$(1,116)	$9,071	$2,384	$21,295

Net income per common share
Basic	$(0.03)	$0.22	$0.06	$0.55

Diluted	$(0.03)	$0.20	$0.06	$0.51

Weighted average common shares outstanding
Basic	38,199	40,857	38,113	38,930

Diluted	38,757	45,458	38,529	41,533

Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$(1,116)	$9,071	$2,384	$21,295
Interest expense, net	2,788	1,309	11,483	5,347
Income tax (benefit) expense	(903)	(1,587)	1,845	5,340
Depreciation expense	2,579	2,844	10,732	10,936
Amortization expense	7,607	5,868	30,046	23,214
Stock-based compensation	1,163	1,209	4,672	5,474
Other (income) expense, net	(10)	(7)	8	(21)
Impairment of intangible assets	1,475	—	1,475	—

Adjusted EBITDA	$13,583	$18,707	$62,645	$71,585

Capitalization of content database costs	(2,582)	(3,543)	(8,965)	(9,398)
Purchase of property and equipment	(4,263)	(5,796)	(11,621)	(13,362)
Cash paid for interest	(2,862)	(1,116)	(10,068)	(7,740)
Cash paid for income taxes	(182)	(2,487)	(279)	(11,472)

Free cash flow	$3,694	$5,765	$31,712	$29,613

Ancestry.com Inc.
Unaudited Consolidated Balance Sheets
(in thousands)

	December 31,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$40,121	$66,941
Restricted cash	6,572	2,181
Short-term investments	—	33,331
Accounts receivable, net	5,155	5,860
Income tax receivable	3,089	2,017
Deferred income taxes	7,582	8,797
Prepaid expenses and other current assets	3,674	5,380

Total current assets	66,193	124,507
Property and equipment, net	17,004	19,430
Content database costs, net	47,244	49,650
Intangible assets, net	57,701	41,484
Goodwill	285,466	285,466
Other assets	4,367	2,811

Total assets	$477,975	$523,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,827	$6,877
Accrued expenses	19,536	18,850
Escrow liability	5,682	1,763
Deferred revenues	61,178	69,711
Current portion of long-term debt	21,457	28,416

Total current liabilities	112,680	125,617
Long-term debt, less current portion	111,543	71,609
Deferred income taxes	33,710	30,117
Other long-term liabilities	254	1,115

Total liabilities	258,187	228,458

Commitments and contingencies
Stockholders’ equity:
Common Stock	38	42
Additional paid-in capital	218,669	272,513
Accumulated other comprehensive income (loss)	—	(41)
Retained earnings	1,081	22,376

Total stockholders’ equity	219,788	294,890

Total liabilities and stockholders’ equity	$477,975	$523,348

Ancestry.com Inc.
Other Data

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Total subscribers	913,683	959,411	990,959	1,028,180	1,066,123
Subscriber additions	143,769	188,561	160,394	159,795	165,241
Monthly churn	4.0%	4.3%	3.8%	3.6%	3.6%
Subscriber acquisition cost	$79.26	$62.23	$73.27	$70.55	$85.21
Average monthly revenue per subscriber	$16.45	$16.46	$16.42	$16.48	$16.67

	Twelve Months Ended
	December 31, 2008	December 31, 2009
Total subscribers	913,683	1,066,123
Subscriber additions	556,045	673,991
Monthly churn	4.0%	3.8%
Subscriber acquisition cost	$71.99	$72.46
Average monthly revenue per subscriber	$16.09	$16.55
ACOM-C
For more information:

Investors:	Media:
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
Corey Kinger	Ray Yeung / Nancy Zakhary
(212) 986-6667	(212) 986-6667
investorrelations@ancestry.com	yeung@braincomm.com / nancy@braincomm.com